Exhibit 10.3

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made effective as of the 14th day of July, 2014, by and between ERB PROPCO SAV LLC, a Delaware limited liability company ("Seller"), and SENTIO STAV LANDLORD, LLC, a Delaware limited liability company ("Buyer").

RECITALS

WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated May 22, 2014, as amended by that certain First Amendment to Purchase and Sale Agreement dated July 6, 2014, as amended by that certain Second Amendment to Purchase and Sale Agreement dated July 7, 2014 (as amended, the "Purchase and Sale Agreement"), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, certain real property located at 13801 East Yale Avenue, Aurora, Colorado, as more particularly described in the Purchase and Sale Agreement.

WHEREAS, Seller and Buyer desire to make certain amendments to the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.          Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Purchase and Sale Agreement.

2.          Capital Expenditures. Buyer has notified Seller that the parking garage at the St. Andrew's Facility requires the following work (collectively, the "Work"): (i) the replacement of the traffic membrane on the parking structure deck and the integration of the traffic membrane with the expansion joint along the edge of the building; (ii) the removal of the existing traffic membrane within the landscaped islands at the parking deck and the installation of a waterproofing membrane designed for the application with new drains to properly drain the water within such areas; (iii) the installation of a new through-wall flashing at the base of the masonry wall along the north end of the parking garage to properly divert water that penetrates the veneer out onto the traffic membrane of the parking garage; and (iv) any other work related to subsections (i)-(iii) above that Buyer deems reasonably necessary for the proper operation of the parking garage. Seller has agreed to contribute ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000.00) to Buyer for the performance of the Work, with such contribution representing Seller's total maximum contribution to Buyer for the performance of the Work. Accordingly, at the Closing, Seller agrees to deposit into escrow with the Escrow Agent, in accordance with the Holdback Escrow Agreement attached hereto as Exhibit A, ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000.00) (the "Work Escrow Funds") of the Purchase Price paid to Seller in an interest bearing account, which interest is to accrue to the benefit of Seller, for a period of six (6) months from the Closing. The remaining portion of the Work Escrow Funds, if any, including any interest accrued thereon, shall be disbursed to Seller upon the expiration of six (6) months from the Closing unless Buyer has made a request for disbursement pursuant to the terms of the Holdback Escrow Agreement and such request is then outstanding.

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3.          Holdback Escrow Agreement. The form of Holdback Escrow Agreement attached as Exhibit D to the Purchase and Sale Agreement is hereby deleted in its entirety and is replaced with the form of Holdback Escrow Agreement attached hereto as Exhibit A. For the avoidance of doubt, all references in the Purchase and Sale Agreement to the "Holdback Escrow Agreement" shall be deemed to refer to the form of Holdback Escrow Agreement attached hereto as Exhibit A.

4.          Rent Reserve. At the Closing, Seller agrees to deliver to Tenant TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the "Rent Reserve") of the Purchase Price paid to Seller to be held by Tenant as a reserve for rent shortfalls under the Lease Agreement as set forth in the Side Letter attached hereto as Exhibit B.

5.          Expiration of Due Diligence Period. Buyer hereby acknowledges and agrees that the Due Diligence Period has expired and that Buyer has waived any right to terminate the Purchase and Sale Agreement pursuant to Section 11.1(a) of the Purchase and Sale Agreement.

6.          ADA and FHA Issues. Buyer and Seller acknowledge that certain noncompliance or potential non-compliance with the American with Disabilities Act, and the regulations promulgated thereunder (collectively, "ADA"), or the Fair Housing Act, and the regulations promulgated thereunder (collectively, "FHA"), exist with respect to the Property as identified in that certain consultant's report, dated as of June 24, 2014, prepared by Marx Okubo & Associates and as set forth on Schedule 4.9 of this Amendment (the "ADA and FHA Issues"). With respect to the ADA and FHA Issues, the parties hereby agree as follows:

a.	Schedule 4.9. Schedule 4.9 of the Purchase and Sale Agreement is hereby deleted in its entirety and is replaced with Schedule 4.9 of this Amendment.

b.	Limited Due Diligence Contingency. Notwithstanding Section 5 above, if any of the ADA and FHA Issues are not acceptable to Buyer and are reasonably likely to require a party to incur costs in excess of $15,000 in the aggregate to cure (a "Material Non-Compliance"), Buyer shall, on or before 6:00 P.M. Eastern Standard Time on July 17, 2014 give Seller written notice (the "ADA/FHA Issues Notice") of such Material Non-Compliance which notice shall include commercially reasonable good faith estimates of the costs to be incurred to cure such items Material Non-Compliance. No later than 5:00 P.M. Eastern Standard Time on July 18, 2014, Seller shall notify Buyer of which items of Material Non-Compliance, if any, it shall take commercially reasonable good faith efforts to cure and the methods to be employed therefor (the "ADA/FHA Cure Notice"). To the extent the cures set forth in the ADA/FHA Cure Notice are reasonably likely to either (a) cure the items of Material Non-Compliance prior to Closing, or (b) provide for the payment of money to Buyer at or prior to Closing to cover such remediation, such that the costs to be incurred to cure any remaining items of Material Non Compliance not addressed by the ADA/FHA Cure Notice are not reasonably likely to exceed $15,000 in the aggregate, or if Buyer has not timely delivered an ADA/FHA Issues Notice, (i) Buyer shall be deemed to have waived any and all rights of termination, extension, notice or consent and any other rights of Buyer that would otherwise accrue in favor of Buyer pursuant to the Purchase and Sale Agreement (including without limitation any right of Buyer to assert a claim for breach of any representation or warranty contained in Section 4.9 of the Purchase and Sale Agreement and any right to indemnification from Seller pursuant to Article X of the Purchase and Sale Agreement) by reason of, arising from, or in connection with any ADA and FHA Issues and (ii) any ongoing ADA and FHA Issue on the Closing Date shall not cause the failure to satisfy any condition precedent to Closing. To the extent that Seller has received an ADA/FHA Issues Notice, in the event that Seller fails to timely deliver an ADA/FHA Cure Notice or, after giving effect to the cures contemplated in the ADA/FHA Cure Notice, it is reasonably likely that more than $15,000 in the aggregate must be incurred by a party to cure any remaining Material Non-Compliance, Buyer shall have the right to terminate the Purchase and Sale Agreement and receive a refund of the Earnest Money Deposit, which termination right shall expire if not exercised by written notice delivered to Seller by 6:00 P.M. Eastern Standard Time on July 21, 2014.

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7.          Compliance with Laws. The last sentence of Section 4.9 of the Purchase and Sale Agreement is hereby deleted in its entirety and is replaced with the following

"Except as provided on Schedule 4.9, Seller has not received notice of any such violation of any Applicable Laws governing the use of the Property or any part thereof."

8.          Force and Effect. Except as hereby amended and modified, the Purchase and Sale Agreement shall remain in full force and effect in accordance with its terms. To the extent any provisions contained herein conflict with the Purchase and Sale Agreement or any other agreements between Seller and Buyer, then the provisions contained herein shall supersede such conflicting provisions contained in the Purchase and Sale Agreement or other agreements.

9.          Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument. Delivery of signature by e-mail or facsimile shall be valid and binding.

[Signature Page Follows]

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BUYER:

SENTIO STAV LANDLORD, LLC

By:	/s/ John Mark Ramsey
Name: John Mark Ramsey
Its: Authorized Signatory

SELLER:

ERB PROPCO SAV LLC

By: ERB PROPCO HOLDCO I LLC
Its: Sole Member

By: ERB SENIOR LIVING, L.L.C.
Its: Sole Member

By: EVERGREENSLP, LLC
Its: Manager

By:	/s/ Brian E. Dowd
Name: Brian E. Dowd
Title: Chief Financial Officer

EXHIBIT A

Form of Holdback Escrow Agreement

Exhibit A

HOLDBACK ESCROW AGREEMENT

This HOLDBACK ESCROW AGREEMENT (the "Escrow Agreement") is dated this day of_________ , 2014, by and among SENTIO STAV LANDLORD, LLC, a Delaware limited liability company ("Buyer"), and ERB PROPCO SAV LLC, a Delaware limited liability company, ("Seller," and together with Buyer, the "Parties," and individually, a "Party"), and Stewart Title Guaranty Company, as escrow agent (the "Escrow Agent").

WHEREAS, Buyer and Seller entered into that certain Purchase and Sale Agreement dated as of May 22, 2014, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of July 6, 2014, as amended by that certain Second Amendment to Purchase and Sale Agreement dated as of July 7, 2014, as amended by that certain Third Amendment to Purchase and Sale Agreement dated as of July 14, 2014 (as amended, the "Purchase Agreement"). Capitalized terms used but not defined in this Escrow Agreement shall have the meanings set forth in the Purchase Agreement;

WHEREAS, as contemplated by Section 10.5 of the Purchase Agreement and by that certain Third Amendment to Purchase and Sale Agreement dated as of July 14, 2014, the Parties desire to establish an escrow account pursuant to the terms and conditions set forth herein, to be funded with (i) $2,000,000.00 of the Purchase Price set forth in the Purchase Agreement, to be held in escrow as a non-exclusive source of payment to Buyer for any obligations of Seller under the Purchase Agreement to which Buyer may become entitled (the "Seller Obligations"), and (ii) $120,000.00 of the Purchase Price set forth in the Purchase Agreement, to be held in escrow as an exclusive source of payment to Buyer for the performance of certain Work (as defined in that certain Third Amendment to Purchase and Sale Agreement dated as of July 14, 2014) (the "Work") on the St. Andrew's Facility; and

WHEREAS, the Parties acknowledge that the Escrow Agent is a party to the Purchase Agreement.

NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties and the Escrow Agent hereby agree as follows:

1.          Receipt of Escrowed Funds. On the date hereof, Seller shall deliver to the Escrow Agent (i) Two Million and No/100 Dollars ($2,000,000.00) in immediately available funds (the "Seller Obligations Escrow"), and (ii) One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) in immediately available funds (the "Work Escrow" and together with the Seller Obligations Escrow, collectively, the "Escrow Property"), and the Escrow Agent shall deposit the Escrow Property into an escrow account (the "Escrow Account"). Escrow Agent shall release the Escrow Property only as provided below.

2.          Investments.

(a)          The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property and any interest income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by both Buyer and Seller. Any interest earnings and income on the Escrow Property shall belong to Seller but shall be disbursed as though it were a part of the Escrow Property in accordance with Section 3 and Section 4 of this Escrow Agreement. Any interest earnings and income on the Escrow Property shall be proportionately allocated between the Seller Obligations Escrow and the Work Escrow.

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(b)          The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

3.          Disbursements of the Seller Obligations Escrow. Provided no claims for Seller Obligations are then pending (each, a "Claim"), the Seller Obligations Escrow shall be released to Seller as soon as reasonably practicable fifteen (15) months after the date hereof (the "Expiration Date"), subject to receipt by the Escrow Agent of Seller's payment information. Any Claim shall be submitted and dealt with as set forth below:

(a) The Buyer shall be entitled to submit to the Escrow Agent one or more Claims to all or any portion of the Seller Obligations Escrow relating to one or more Claims for Seller Obligations that may arise under the Purchase Agreement and prior to the Expiration Date.

(b) The Buyer shall notify the Seller and the Escrow Agent in writing (the "Claim Notice") of a Claim promptly after the occurrence of any matter that the Buyer has determined has given rise to or could give rise to Seller Obligations pursuant to the Purchase Agreement. The Claim Notice shall state the amount of the Claim and the specific reasons and facts underlying the Claim.

(c) The Seller may contest all or a portion of a Claim in good faith by giving the Buyer and the Escrow Agent written notice of such contest within thirty (30) calendar days of receipt of the Claim Notice (the "Contest Notice"). The Contest Notice shall include a statement of the grounds of such contest. Such right to contest shall terminate if no Contest Notice is provided within such thirty (30) calendar day period. If no Contest Notice is provided within such thirty (30) calendar day period or if a Contest Notice is provided within such thirty (30) calendar day period relating to a portion of the Claim, then, as soon as reasonably practicable after the expiration of such thirty (30) calendar day period, the amount of the Claim as set forth in the Claim Notice, or the uncontested portion thereof, as applicable, shall as soon as reasonably practicable (but in no event later than the third (3rd) business day after the expiration of such thirty (30) calendar day period) be paid by the Escrow Agent to the Buyer without further notice or direction to the Escrow Agent subject to receipt by the Escrow Agent of Buyer's payment information. If the Contest Notice is provided within such thirty (30) calendar day period, the Escrow Agent shall not pay the contested portion of the Claim to the Buyer or the Seller, except as set forth in Section 3(d) or Section 3(e) below, or pursuant to court order as provided in Section 17.

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(d) If the Seller contests all or a portion of the Claim pursuant to Section 3(c) and the contested Claim or portion thereof is settled by written agreement of the Buyer and the Seller, the Buyer and the Seller shall promptly notify the Escrow Agent of such settlement by a written direction executed jointly by the Buyer and the Seller directing the Escrow Agent to take or refrain from taking an action (a "Joint Written Direction"), and any amount specified in the Joint Written Direction shall as soon as reasonably practicable (but in no event later than the third (3rd) Business Day after receipt by the Escrow Agent of the Joint Written Direction) be paid by the Escrow Agent to the Buyer, the Seller or others, as applicable, in accordance with the Joint Written Direction.

(e) If the Seller contests all or a portion of the Claim pursuant to Section 3(c) and the contested Claim or portion thereof is not settled by a Joint Written Direction, the Buyer shall have the right at any time prior to the later of (i) the business day prior to the Expiration Date, and (ii) the fourth (4th) business day after the Buyer's receipt of its copy of the Contest Notice (the "Contest Period"), to in good faith object to the release of all or any portion of the Claim, by delivering to the Escrow Agent written notice (an "Objection Notice"), with a copy thereof sent contemporaneously to the Seller, setting forth (i) a description, with reasonable specificity, of the basis for such objection, and (ii) the portion of the Claim that is being objected to or that the entire Claim is being objected to (a "Disputed Claim Amount"). The copy of the Objection Notice delivered to the Escrow Agent shall include a certification to the Escrow Agent that a copy of the Objection Notice also has been delivered to the Seller. The Escrow Agent may rely conclusively on the Objection Notice that the Escrow Agent receives hereunder and it will be presumed that the Objection Notice satisfies the conditions set forth herein. Furthermore, the Escrow Agent shall have no responsibility to determine if the Objection Notice satisfies any conditions set forth in the Purchase Agreement for disputing a claim pursuant to the Purchase Agreement or that a copy of the Objection Notice was sent to or received by the Seller. Thereafter, the Escrow Agent shall continue to hold the Disputed Claim Amount pursuant to the provisions of this Escrow Agreement, until the Escrow Agent receives a Joint Written Direction as to the distribution of the Disputed Claim Amount, or court order as allowed pursuant to Section 17. For the avoidance of doubt, if Buyer fails to deliver a timely Objection Notice to the Escrow Agent, then the portion of the Claim that was contested pursuant to Section 3(c) shall be disbursed by the Escrow Agent to the Seller on the Expiration Date, subject to receipt by the Escrow Agent of Seller's payment information.

4.          Disbursements of the Work Escrow. Provided that a request by Buyer for disbursement of the Work Escrow is not then pending (the "Request"), the remaining portion of the Work Escrow, if any, shall be released to Seller as soon as reasonably practicable six (6) months after the date hereof (the "Work Escrow Expiration Date"), subject to (a) any Force Majeure Extension, as defined herein, and (b) receipt by the Escrow Agent of Seller's payment information. The Request shall be submitted and dealt with as set forth below:

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(a)   Upon the completion of the Work and prior to the Work Escrow Expiration Date, Buyer shall be entitled to submit to the Escrow Agent the Request. The Request shall be in writing and shall be delivered to Seller and the Escrow Agent. The Request shall also (i) set forth the amount of funds requested from the Work Escrow; (ii) include Buyer's payment information; (iii) include invoices from the general contractor or sub-contractors evidencing the Work was performed; and (iv) contain the following statement: "The undersigned hereby confirms that (A) the amount of funds requested represents costs actually incurred in connection with the performance of the Work (as defined in the Holdback Escrow Agreement between Seller, Buyer, and the Escrow Agent), and (B) Seller has previously been provided with a copy of this request, accompanied by invoices or other supporting evidence to confirm that the actual amount of funds requested has actually been incurred for Work already performed."

(b)  Upon receipt by the Escrow Agent of the executed Request, Seller shall have a period of five (5) business days to notify the Escrow Agent and Buyer in writing whether Seller disapproves of all or any portion of the Request (the "Disapproval Notice"). Seller shall have the right to disapprove of a Request if Buyer fails to satisfy the standards for submitting a Request set forth in Section 4(a) above or if Seller reasonably believes that Buyer's submission is inaccurate. The Disapproval Notice shall include a statement of the grounds for Seller's disapproval. If Seller fails to deliver the Disapproval Notice within such five-business-day period, then Seller shall be deemed to have approved the Request. If no Disapproval Notice is provided within such five-business-day period or if the Disapproval Notice is provided within such five-business-day period but only disapproves a portion of the Request, then the amount of the Request, or the approved portion thereof, as applicable, shall as soon as reasonably practicable after the expiration of such five-business-day period (but in no event later than the third (3rd) business day after the expiration of such five-business-day period) be paid by the Escrow Agent to Buyer without further notice or direction to the Escrow Agent. If the Disapproval Notice is provided within such five-business-day period, then the Escrow Agent shall not pay the disapproved portion of the Request to the Buyer or the Seller, except as set forth in Section 4(c) below, or pursuant to a court order as provided in Section 17.

(c)   If Seller disapproves all or a portion of the Request pursuant to Section 4(b) and the disapproved Request (or portion thereof) is settled by written agreement of Buyer and Seller, then Buyer and Seller shall promptly notify the Escrow Agent of such settlement by a Joint Written Direction, and any amount specified in the Joint Written Direction shall as soon as reasonably practicable (but in no event later than the third (3rd) business day after receipt of the Escrow Agent of the Joint Written Direction) be paid by the Escrow Agent in accordance with the Joint Written Direction. If the disapproved Request (or portion thereof) is not settled by a Joint Written Direction, then the Escrow Agent shall continue to hold the disapproved Request (or portion thereof) pursuant to the provisions of this Escrow Agreement until the Escrow Agent receives a Joint Written Direction as to the distribution of such disapproved Request (or portion thereof), or until the Escrow Agent receives a court order pursuant to Section 17.

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5.          Force Majeure Extension.

(a)        In the event there is a delay in the completion of the Work arising out of or caused, directly or indirectly, by circumstances beyond Buyer's reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action ("Force Majeure Event"), the Work Escrow Expiration Date shall be extended by one day for each day commencing with the start of the cause or circumstance giving rise to the Force Majeure Event and ending as soon as possible after that cause or circumstance has ceased to have effect ("Force Majeure Extension"); provided, however, that the Work Escrow Expiration Date shall in no circumstance be extended beyond the date that is nine (9) months after the date hereof. Notwithstanding anything contained herein to the contrary, this Section 5(a) shall only apply to the Work Escrow.

6.          Income Tax Allocation and Reporting.

(a)          The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Seller, whether or not such income was disbursed during such calendar year.

(b)          Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c)          To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 6(c) is in addition to the indemnification provided in Section 13 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

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7.          Termination.

(a)  Provided that no Claim is then pending, this Escrow Agreement shall terminate with respect to the Seller Obligations Escrow on the Expiration Date, at which time the Escrow Agent is authorized and directed to disburse, in accordance with Section 3, any remaining Seller Obligations Escrow which has not previously been disbursed in accordance with Section 3, and thereafter this Escrow Agreement shall be of no further force and effect with respect to the Seller Obligations Escrow except that the provisions of Sections 6(c), 13 and 14 hereof shall survive termination. In the event that any Claims are pending on the Expiration Date, the Escrow Agent is authorized and directed to disburse, in accordance with Section 3, any remaining Seller Obligations Escrow which has not previously been disbursed less the amount of the pending Claims, in accordance with Section 3. Upon resolution of any such pending Claims, the Escrow Agent is authorized and directed to disburse, in accordance with Section 3, any remaining Seller Obligations Escrow which has not previously been disbursed, and thereafter this Escrow Agreement shall be of no further force and effect with respect to the Seller Obligations Escrow except that the provisions of Sections 6(c), 13 and 14 hereof shall survive such termination.

(b)  Provided that the Request is not then pending, this Escrow Agreement shall terminate with respect to the Work Escrow on the Work Escrow Expiration Date, at which time the Escrow Agent is authorized and directed to disburse, in accordance with Section 4, any remaining Work Escrow which has not previously been disbursed in accordance with Section 4, and thereafter this Escrow Agreement shall be of no further force and effect with respect to the Work Escrow except that the provisions of Section 6(c), 13, and 14 hereof shall survive such termination. In the event that the Request is pending on the Work Escrow Expiration Date, the Escrow Agent is authorized and directed to disburse, in accordance with Section 4, any remaining Work Escrow which has not previously been disbursed less the amount of the pending Request, in accordance with Section 4. Upon resolution of the pending Request, the Escrow Agent is authorized and directed to disburse, in accordance with Section 4, any remaining Work Escrow which has not previously been disbursed, and thereafter this Escrow Agreement shall be of no further force and effect with respect to the Work Escrow except that the provisions of Sections 6(c), 13 and 14 hereof shall survive such termination.

8.          Scope of Responsibility. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than the Purchase Agreement and this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document (other than the Purchase Agreement) are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. The Purchase Agreement and this Escrow Agreement set forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

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9.          Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent, except in the case of willful misconduct or gross negligence by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 16 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

10.         Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person's or persons' authority.

11.         Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

12.         No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability (except in the case of willful misconduct or gross negligence by the Escrow Agent) in the performance of its duties or the exercise of its rights under this Escrow Agreement.

13.         Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys' fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The Escrow Agent shall indemnify, defend and hold harmless the Parties from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys' fees and expenses or other professional fees and expenses, that the Parties may suffer or incur and that arise out of or relate in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, if such loss, liability, cost, damage, or expense is finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 13 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

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14.         Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

15.         Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent's sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

16.         Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by Buyer and Seller, equally. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys' fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

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17.         Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys' fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

18.         Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

19.         Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

20.         Force Majeure Event. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by a Force Majeure Event, it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

21.         Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement, except as specifically permitted herein. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld). Buyer may make a collateral assignment of its rights and interests under this Escrow Agreement to any lender, or agent thereof, (with regard to the purchase of the St. Andrew's Facility) for security purposes.

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22.         Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

23.         Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail ("e-mail") to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

To Seller:	ERB PROPCO SAV LLC
c/o EvergreenSLP, LLC
P.O. Box 2107
Brentwood, TN 37024
Telephone: (201) 447-7006
Facsimile:
E-mail: bdowd@evergreenslp.com

With a copy to:	Donald A. Hammett, Jr.
Locke Lord LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Telephone: 214-740-8582
Facsimile: 214-756-8582
E-mail: dhammett@lockelord.com

Marc D. Lazar
Ropes & Gray LLP
800 Boylston Street
Boston, Massachusetts 02199
Telephone: 617-951-7866
Facsimile: 617-235-0714
E-mail: Marc.Lazar@ropesgray.com

10

John A. Rogers Jr.
Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016 Telephone: 212-592-6177 Facsimile: 212-545-3359 E-mail: jrogers@herrick.com

To Buyer	SENTIO STAV LANDLORD, LLC
189 S. Orange Ave., Suite 1700
Orlando, Florida 32801
Attn: John Mark Ramsey
Telephone: (407) 999-2426
Facsimile: (407) 999-5210
Email: jramsey@sentioinvestments.com

With a copy to:	Foley & Lardner LLP
111 North Orange Avenue, Suite 1800
Orlando, FL 32801
Attention: Michael A. Okaty, Esq.
Telephone: (407) 423-7656
Facsimile: (407) 648-1743
Email: mokaty@foley.com

To Escrow Agent:	Stewart Title Guaranty Company
c/o Terrance Miklas
One Washington Mall - Suite 1400
Boston, MA 02108
Telephone: 617-933-2415
Facsimile: 617-727-8372
Email: TMiklas@stewart.com

24.         Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

25.         Entire Agreement. This Escrow Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to the Escrow Property.

26.         Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

27.         Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

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28.         Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

29.         Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have signed this Agreement of the date set forth above.

BUYER:

SENTIO STAV LANDLORD, LLC

By:
Name: John Mark Ramsey
Its: Authorized Signatory

SELLER:

ERB PROPCO SAV LLC

By: ERB PROPCO HOLDCO I LLC
Its: Sole Member

By: ERB SENIOR LIVING, L.L.C.
Its: Sole Member

By: EVERGREENSLP, LLC
Its: Manager

By:
Name: Brian E. Dowd
Title: Chief Financial Officer

Exhibit A

Agency and Custody Account Direction
For Cash Balances

______________, 20___

Stewart Title Guaranty Company

c/o Terrance Miklas

One Washington Mall Suite 1400

Boston, MA 02108

Re:	Directions regarding the investment of the Escrow Property under that certain Holdback Escrow Agreement (the "Escrow Agreement") dated as of _______________________ , 2014, by and among SENTIO STAV LANDLORD, LLC, a Delaware limited liability company ("Buyer"), and ERB PROPCO SAV LLC, a Delaware limited liability company, ("Seller"), and Stewart Title Guaranty Company, as escrow agent (the "Escrow Agent")

Mr. Mildas:

Capitalized terms used but not defined in this letter shall have the meanings set forth in the Escrow Agreement.

The Escrow Agent is hereby directed to deposit all of the Escrow Property in an interest bearing account (the "Account") at the following depository institution:

________________________________________________ Seller and Buyer understand that amounts on deposit in the Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

Seller and Buyer understand that they may change this direction at any time and that it shall continue in effect until revoked or modified by a written instrument delivered to the Escrow Agent and executed by both Seller and Buyer.

[Signature Page to Follow]

Sincerely,

BUYER:

SENTIO STAV LANDLORD, LLC, a Delaware limited liability company

By:
Title: Authorized Signatory
Name: John Mark Ramsey

SELLER:

ERB PROPCO SAV, LLC, a Delaware limited liability company

By:	ERB PROPCO HOLDCO I LLC
Its:	Sole Member

By:	ERB SENIOR LIVING, L.L.C.
Its:	Sole Member

By:	EVERGREENSLP, LLC
Its: Manager

By:
Name: Brian E. Dowd
Title: Chief Financial Officer

EXHIBIT B

ESCROW AGENT FEE SCHEDULE

EXHIBIT B

Side Letter

Exhibit B

Sentio STAY Landlord, LLC
c/o Sentio Healthcare Properties, Inc.
189 South Orange Avenue
Suite 1700
Orlando, FL 32801-3260

July 14, 2014

ERB Opco SAV, LLC

c/o EvergreenSLP, LLC

P.O. Box 2107

Brentwood, TN 37024

ERB Propco SAV, LLC

c/o EvergreenSLP, LLC

P.O. Box 2107

Brentwood, TN 37024

Re:	Rent Reserve

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Purchase and Sale Agreement, dated as of May 22, 2014, between ERB Propco SAV LLC ("Seller") and Sentio STAY Landlord, LLC ("Landlord"), as amended by that certain First Amendment to Purchase and Sale Agreement dated July 6, 2014, as amended by that certain Second Amendment to Purchase and Sale Agreement dated July 7, 2014 and as amended by that certain Third Amendment to Purchase and Sale Agreement dated July 14, 2014 (as amended, (the "Purchase and Sale Agreement"); and (ii) the Lease Agreement (the "Lease"), between Landlord and ERB Opco SAV, LLC. Capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

In connection with the consummation of the transactions contemplated by the Purchase Agreement and Sale Agreement, the parties to the Purchase and Sale Agreement and the parties to the Lease hereby agree to the following:

1.          Tenant acknowledges receipt of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) of the purchase price paid to Seller by Landlord pursuant to the Purchase and Sale Agreement to be held by Tenant in escrow as a reserve (the "Rent Reserve") for Rent shortfalls under the Lease in accordance with the terms of this letter agreement.

2.          Tenant shall hold and maintain the Rent Reserve in an interest bearing reserve account. All interest earned on the Rent Reserve shall be added to and remain a part of the Rent Reserve. The purpose of the Rent Reserve is to cover any shortfalls in Rent in accordance with this letter agreement. The Rent Reserve may not be utilized by Tenant or Seller for any other purpose.

3.          Notwithstanding anything contained in the Lease to the contrary, in the event that Tenant's Net Operating Income for any Quarter (as defined below), commencing with the Quarter that begins on August 1, 2014, is less than $800,000 (such deficiency being a "NOI Shortfall") and, as of the end such Quarter, there is accrued and unpaid Minimum Rent as a result of there being insufficient Cash Available for Lease Payments with respect to one or more Accounting Periods in such Quarter to pay the Minimum Rent for such Quarter, then the Tenant shall release funds to Landlord from the Rent Reserve in an amount equal to the lesser of (a) the NOI Shortfall for such Quarter and (b) the remaining amount of funds in the Rent Reserve to Landlord. For purposes of this letter agreement, "Quarter" shall mean each consecutive three (3) calendar month period commencing as of August 1, 2014. For purposes of this letter agreement "Net Operating Income" shall mean the Tenant's net income determined in accordance with Generally Accepted Accounting Principles applied in a manner consistent with the Tenant's past practice as reflected in the Tenant's most recent monthly operating statements, excluding (i) depreciation, amortization and interest expense, (ii) any income derived from entrance fee turnover, including any first generation entrance fee revenue, (iii) any extraordinary nonrecurring items, (iv) any Rent payments under the Lease and (v) any net income generated by the operation of the Excluded Business, except for any rent paid by the Excluded Business pursuant to a sub-tenant lease.

4.          Amounts deposited into the Rent Reserve shall constitute the property of Seller, administered by Tenant on behalf Seller in accordance with the terms of this letter agreement. To the extent that the amounts in the Rent Reserve are released to the Landlord pursuant to the terms of this letter agreement, such amount shall constitute a reduction in the amount of Rent due for the applicable Accounting Period(s) and a reduction in the purchase price paid under the Purchase and Sale Agreement.

5.          Unless released to Landlord pursuant to the terms of this letter agreement, the Rent Reserve shall be released by Tenant to Seller upon the Tenant generating Net Operating Income for any Quarter, commencing with the Quarter beginning on August 1, 2014, of $800,000 or more.

6.          To the extent that this letter agreement conflicts with the terms of Lease, this letter agreement shall control.

7.          This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.          This letter agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law provisions thereof.

[Remainder of Page Intentionally Left Blank.
Signature Page Follows.]

BUYER:

SENTIO STAV LANDLORD, LLC

By:
Name: John Mark Ramsey
Its: Authorized Signatory

SELLER:

ERB PROPCO SAV LLC

By:	ERB PROPCO HOLDCO I LLC
Its:	Sole Member

By:	ERB SENIOR LIVING, L.L.C.
Its:	Sole Member

By:	EVERGREENSLP, LLC
Its:	Manager

By:
Name: Brian E. Dowd
Title: Chief Financial Officer

SCHEDULE 4.9

Compliance with Laws.

Except as provided herein, to Seller's Knowledge, the Property has been constructed and has been and is presently used and operated in material compliance with any Applicable Laws governing the use of the Property. Seller has not received notice of any such violation of any Applicable Laws governing the use of the Property or any part thereof except as set forth herein:

1.	Issues regarding the compliance of the Property with the ADA and FHA as set forth in that certain [consultant's report, dated as of June 24, 2014, prepared by Marx Okubo & Associates.

2.	Issues regarding the compliance of the Property with the ADA and FHA as set forth in that certain consultant's report, dated as of July 11, 2014, prepared by Aeonian, LLC.

Exhibit B